Exhibit 8.1

List of Subsidiaries of SK Telecom Co., Ltd.

(As of December 31, 2016)

Subsidiary Name	Jurisdiction of Incorporation

SK Telink Co., Ltd.	Korea

SK M&Service Co., Ltd.	Korea

SK Communications Co., Ltd.	Korea

Stonebridge Cinema Fund	Korea

SK Broadband Co., Ltd.	Korea

K-net Culture and Contents Venture Fund	Korea

PS&Marketing Co., Ltd.	Korea

Service Ace Co., Ltd.	Korea

Service Top Co., Ltd.	Korea

Network O&S Co., Ltd.	Korea

SK Planet Co., Ltd.	Korea

Neosnetworks Co., Ltd.	Korea

Iriver Ltd.	Korea

Iriver Enterprise Ltd.	Hong Kong

Iriver Inc.	U.S.A.

Iriver China Co., Ltd.	China

Dongguan Iriver Electronics Co., Ltd.	China

Groovers JP Ltd.	Japan

SK Telecom China Holdings Co., Ltd.	China

SK Global Healthcare Business Group, Ltd.	Hong Kong

SK Planet Japan, K. K.	Japan

SKT Vietnam PTE., Ltd.	Singapore

SK Planet Global PTE. Ltd.	Singapore

SKP Global Holdings PTE. Ltd.	Singapore

SKT Americas, Inc.	U.S.A.

SKP America LLC	U.S.A.

YTK Investment Ltd.	Cayman Islands

Atlas Investment	Cayman Islands

SK Telecom Innovation Fund, L.P. (formerly, Technology Innovation Partners, L.P.)	U.S.A.

SK Telecom China Fund I L.P.	Cayman Islands

Entrix Co., Ltd.	Korea

SK techx Co., Ltd.	Korea

One Store Co., Ltd.	Korea

Shopkick Management Company, Inc.	U.S.A.

Shopkick, Inc.	U.S.A.

Planet11 E-commerce Solutions India Pvt. Ltd.	India

11street (Thailand) Co., Ltd.	Thailand

Hello Nature Ltd.	Korea